UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 2, 2015
Date of Report (Date of earliest event reported)
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ERICKSON INCORPORATED
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-35482 (Commission File Number)	93-1307561 (IRS Employer Identification No.)
5550 SW Macadam Avenue, Suite 200
Portland, Oregon 97239
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (503) 505-5800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “Erickson” refer to Erickson Incorporated and its subsidiaries on a consolidated basis.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On January 19, 2015, Hank Halter, an independent member of the board of directors (the “Board”) and Chairman of the Company’s Audit Committee, resigned from the Board and the Company’s Audit Committee. Pursuant to the rules of The Nasdaq Stock Market (“Nasdaq”), the Company notified Nasdaq on January 22, 2015 of this event and that the Board was no longer comprised of a majority of independent directors and the Company’s Audit Committee was no longer comprised of at least three independent directors. On February 2, 2015, the Company received from the staff of the Listing Qualifications Department of Nasdaq a letter (the “Staff Letter”) indicating that, due to Mr. Halter’s resignation, the Company was not in compliance with Listing Rule 5605(b)(1), which requires a majority of the Board of the Company be comprised of independent directors as defined in Listing Rule 5605(a)(2), or with Listing Rule 5605(c)(2), which requires the Company’s Audit Committee to be comprised of at least three independent directors as defined in Listing Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), the Staff Letter indicated that Nasdaq will provide the Company a cure period in order to regain compliance with the majority independent board and audit committee independence requirements. Pursuant to the Staff Letter, the Company will have until the earlier of the Company’s next annual shareholders’ meeting or January 19, 2016 to regain compliance with this listing rule. However, if the Company’s next annual shareholders’ meeting is held before July 20, 2015, then the Company must evidence compliance no later than July 20, 2015. The Company fully intends to regain compliance with the majority independent board and audit committee independence requirements before such cure period ends to ensure continued listing on Nasdaq.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2015	Erickson Incorporated

	By:	/s/ Edward Rizzuti
Edward Rizzuti
Vice President, General Counsel and Corporate Secretary

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